SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for Use of the  Commission  Only  (as  permitted  by Rule
     14a-6(e)(2))
[X] Definitive  Proxy  Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material under Section 240.14a-12

                                TEREX CORPORATION
                (Name of Registrant as Specified in Its Charter)

     ......................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

 (1) Title of each class of securities to which transaction applies:
     ...........................................................................

 (2) Aggregate number of securities to which transaction applies:
     ...........................................................................

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ...........................................................................

 (4) Proposed maximum aggregate value of transaction:
     ...........................................................................

 (5) Total fee paid:
     ...........................................................................

[ ]  Fee paid previously by written preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________

     (2) Form, Schedule or Registration Statement No.:__________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________

                                TEREX CORPORATION
                 500 Post Road East, Westport, Connecticut 06880


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000


The Annual Meeting of Stockholders of Terex Corporation (hereafter, the "Company") will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Thursday, May 11, 2000, at 10:00 a.m., local time, for the following purposes:

     1. To elect seven (7) directors to hold office for one year or until their successors are duly elected and qualified.

     2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 2000.

     3.   To approve the Terex Corporation 2000 Incentive Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on March 27, 2000 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE, VIA INTERNET, OR COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS CAN WITHDRAW THEIR PROXY OR CHANGE THEIR VOTE AT ANY TIME BEFORE THEIR PROXY IS VOTED BY EXECUTING A LATER-DATED PROXY, BY VOTING IN PERSON AT THE MEETING, BY TELEPHONE OR VIA INTERNET, OR BY FILING A WRITTEN REVOCATION WITH THE SECRETARY OF THE COMPANY. IT IS IMPORTANT THAT YOU VOTE PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

                                           By order of the Board of Directors,


                                           Eric I Cohen
                                           Secretary

April 3, 2000
Westport, Connecticut

                                TEREX CORPORATION
                               500 Post Road East
                           Westport, Connecticut 06880


                             Proxy Statement for the
                         Annual Meeting of Stockholders
                           to be held on May 11, 2000


         This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 11, 2000, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old
Greenwich, Connecticut, and at any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

         The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about April 7, 2000 to each stockholder entitled to vote at the Meeting. As of March 27, 2000, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 27,577,158 shares of common stock, $.01 par value per share (the "Common Stock").

         Proxies that are properly executed, returned to the Company and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such Proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote according to their best judgment.

         Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required for the approval of any matters voted upon at the Meeting, other than the election of directors. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy. A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to the election of directors, abstentions and broker non-votes will not be considered in determining whether nominees have received the vote of a plurality. With respect to the other matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will have no effect on the outcome of the vote.

         The Company has retained Georgeson Shareholder Communications Inc. ("Georgeson") to aid in the solicitation of proxies for a fee estimated not to exceed $7,500 plus reimbursement of expenses. Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, via Internet or by personal interviews conducted by Georgeson or officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) fees and expenses of Georgeson,
(c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock, and (d) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

         Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy). Any stockholder also has the right to revoke the Proxy at any time by executing a later-dated Proxy, by telephone or via the Internet or by written revocation received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

         In order that your shares of Common Stock may be represented at the Meeting, you are requested to select one of the following methods:

         Voting by Mail
     o    indicate your instructions on the Proxy;
     o    date and sign the Proxy;
     o    mail the Proxy promptly in the enclosed envelope; and
     o allow sufficient time for the Proxy to be received by the Company prior to the Meeting.

         Voting by Telephone
     o    use the toll-free number provided in the Proxy; and
     o    follow the specific instructions provided.

         Voting via Internet
     o log onto the Company's voting website (www.voteproxy.com) provided in the Proxy; and
     o    follow the specific instructions provided.


         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         At the Meeting, seven directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the seven nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

         The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 1, 2000, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners."

The Board of Directors recommends that the stockholders vote FOR the following nominees for director.

                                                                                   First Year
                                                   Positions and                  As Company
      Name            Age                       Offices with Company                Director


Ronald  M. DeFeo       47     Chairman of the Board, President, Chief Executive       1993
                              Officer, Chief Operating Officer and Director

G. Chris Andersen      61                             Director                        1992

Don DeFosset           51                             Director                        1999

William H. Fike        63                             Director                        1995

Dr. Donald P. Jacobs   72                             Director                        1998

Marvin B. Rosenberg    59                             Director                        1992

David A. Sachs         40                             Director                        1992


     Ronald M. DeFeo was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo joined the Company in May 1992 as President of the Company's then Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company's former Clark Material Handling Company subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of United Rentals, Inc.

     G. Chris Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen is currently a partner of Andersen, Weinroth & Co. L.P. and also serves as a director of Sunshine Mining & Refining Company, Headway Corporate Resources, Inc., Compost America Holding Company, Inc. and GP Strategies Corporation.

     Don DeFosset has served as Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc., a global supplier of engineered systems, since October 1999. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. From 1992 to 1996, Mr. DeFosset worked for Allied Signal Inc. in various positions of increasing responsibility, the last being President of its Safety Restraint Systems division. Prior to 1992, Mr. DeFosset spent two years at Mack Trucks and 18 years with Rockwell International Corporation in various operational assignments in both North America and Europe.

     William H. Fike retired earlier this year as the Vice Chairman and Executive Vice President of Magna International Inc., an automotive parts manufacturer based in Ontario, Canada. Prior to joining Magna in August 1994, Mr. Fike was President of Fike & Associates, a consulting firm, and prior to February 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as President of Ford Europe. Mr. Fike currently serves as a director of Magna and AGCO Corporation.

     Dr. Donald P. Jacobs is Dean of the J.L. Kellogg Graduate School of Management at Northwestern University. In addition to serving as director of Hartmarx Corporation, ProLogis Trust (formerly Security Capital Industrial Trust), Unicom Corporation and its subsidiary Commonwealth Edison Company, and CDW Computer Centers, Inc. (Computer Discount Warehouse), Dr. Jacobs previously served as Chairman of the Public Review Board of Arthur Andersen & Co. and Chairman of the Board of Amtrak.

     Marvin B. Rosenberg retired as Senior Vice President, Secretary and General Counsel of the Company on December 31, 1997. Mr. Rosenberg served as Senior Vice President of Terex Corporation from January 1, 1994 until his retirement from the Company. He also served as Secretary and General Counsel of the Company from 1987 until his retirement from the Company. From 1987 through 1993, Mr. Rosenberg served as General Counsel of KCS Industries, L.P., a Connecticut limited partnership, and its predecessor, KCS Industries, Inc. (collectively, "KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

     David A. Sachs is a Managing Director of Ares Management, L.P., an investment management firm, and is a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. Mr. Sachs serves as a director of Evercom, Inc.

     The Board met seven times in 1999 at regularly scheduled and special meetings, including telephonic meetings. All of the directors in office during 1999 attended at least 75% of the meetings which took place during their tenure as directors. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

     The Audit Committee of the Board of Directors consists of Messrs. Sachs (chairperson), DeFosset and Jacobs. The Audit Committee met three times during 1999. The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company's independent auditors and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent auditors and reports the results of such audit to the Board. The Audit Committee reviews the Company's annual financial statements and all material financial reports provided to the stockholders and reviews the Company's internal auditing, accounting and financial controls. The Audit Committee also reviews related party transactions. The Board has adopted a written charter for the Audit Committee, which is attached to this Proxy Statement as Appendix A. All of the members of the Audit Committee are independent directors as determined pursuant to the listing standards of the New York Stock Exchange ("NYSE"). See "Audit Committee Report."

     The Compensation Committee of the Board of Directors consists of Messrs. Andersen (chairperson), Fike and Sachs. The Compensation Committee met ten times during 1999. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel. See "Executive Compensation - Compensation Committee Report."

     The Nominating Committee of the Board of Directors consists of Messrs. Fike (chairperson), Andersen and Jacobs. The Nominating Committee met two times during 1999. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors. The Nominating Committee will consider nominees for election as director who are recommended by the Company's stockholders. For details on how stockholders may submit nominations for director, see "Stockholder Proposals."

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2000 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2000, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.


                                                 Amount and Nature of    Percent
 Name and Address of Beneficial Owner            Beneficial Ownership   of Class


 Wellington Management Company, LLP                 2,700,500 (1), (2)     9.79%
          75 State Street
          Boston, MA  02109

 Hartford Capital Appreciation HLS Fund, Inc.       2,000,000 (1), (2)     7.25%
          200 Hopmeadow Road
          Simsbury, CT  06089

 Mellon Financial Corporation                       1,723,581 (3)          6.25%
          One Mellon Center
          Pittsburgh, PA  15258

 Mellon Bank, N.A.                                  1,435,389 (3)          5.20%
          One Mellon Center
          Pittsburgh, PA  15258

 G. Chris Andersen                                    130,156 (4)              *
          c/o Andersen, Weinroth & Co., L.P.
          1330 Avenue of the Americas, 36th Floor
          New York, NY  10019

 Ronald M. DeFeo                                      405,708 (5)          1.46%
          c/o Terex Corporation
          500 Post Road East
          Westport, CT  06880

 Don DeFosset                                           3,523 (6)              *
          c/o Dura Automotive Systems Inc.
          2791 Research Drive
          Rochester Hills, MI  48309

 William H. Fike                                       67,875 (7)              *
          15630 Queensferry Drive
          Fort Myers, FL  33912

                                                Amount and Nature of     Percent
 Name and Address of Beneficial Owner           Beneficial Ownership    of Class

      Dr. Donald P. Jacobs                              4,364                  *
          c/o J.L. Kellogg Graduate School
          of Management
          Northwestern University
          2001 Sheridan Road
          Evanston, IL  60208

      Marvin B. Rosenberg                              24,870                  *
           3228 Pignatelli Crescent
           Mt. Pleasant, SC  29466

      David A. Sachs                                  128,678 (8)              *
          c/o Ares Management, L.P.
          1999 Avenue of the Stars, Suite 1900
          Los Angeles, CA  90067

      Filip Filipov                                   183,602 (9)              *
          c/o Terex Cranes, Inc.
          Hwy 501 East, P.O. Box 260002
          Conway, SC  29526-2602

      Ernest R. Verebelyi                              57,891                  *
          c/o Terex Corporation
          500 Post Road East
          Westport, CT  06880

      Eric I Cohen                                     45,729 (10)             *
          c/o Terex Corporation
          500 Post Road East
          Westport, CT  06880

      Brian J. Henry                                   70,127 (11)             *
          c/o Terex Corporation
          500 Post Road East
          Westport, CT  06880

      Joseph F. Apuzzo                                 64,960 (12)             *
          c/o Terex Corporation
          500 Post Road East
          Westport, CT  06880

      All directors and executive officers          1,256,342 (13)         4.48%
          as a group (14 persons)

----------------------------------------------------
*        Amount owned does not exceed one percent (1%) of the class so owned.


(1) Wellington Management Company, LLP ("WMC") filed a Schedule 13G (a "Schedule 13G"), dated February 9, 2000, pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reflecting the beneficial ownership of 2,700,500 shares of Common Stock. This amount includes all of the shares beneficially owned by Hartford Capital Appreciation HLS Fund, Inc., an investment advisory client of WMC, as described below.


                                         (footnotes continued on following page)

(footnotes continued from preceding page)

(2) Hartford Capital Appreciation HLS Fund, Inc. ("Hartford") filed a Schedule 13G, dated February 11, 2000, reflecting the beneficial ownership of 2,000,000 shares of Common Stock. This amount also is included in the shares beneficially owned by WMC, an investment advisor of Hartford, as described above.

(3) Mellon Financial Corporation ("MFC") and Mellon Bank, N.A. ("Mellon Bank") filed a Schedule 13G, dated January 25, 2000, reflecting the beneficial ownership of 1,723,581 shares of Common Stock by MFC and 1,435,389 shares by Mellon Bank. MFC's amount includes shares owned by a number of its direct and indirect subsidiaries, including Mellon Bank. Mellon Bank's amount includes shares owned by its direct and indirect subsidiaries.

(4) Includes 84,671 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(5) Includes 116,457 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6) Includes 2,523 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7) Includes 64,681 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(8) Includes 3,800 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 82,499 shares of Common Stock issuable upon the exercise of options exercisable within 60 days. This includes 15,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days held by certain trusts for Mr. Sachs' children, the beneficial ownership of which Mr. Sachs disclaims.

(9) Includes 67,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10) Includes 6,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11) Includes 9,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12) Includes 18,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(13) Includes 464,839 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

                               EXECUTIVE OFFICERS

         The following table sets forth, as of March 1, 2000, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.


    Name                 Age    Positions and Offices with Company
    ----                 ---    ----------------------------------

    Ronald M. DeFeo      47     Chairman of the Board, President, Chief
                                Executive Officer, Chief Operating Officer and Director

    Filip Filipov        53     President, Terex Lifting

    Ernest R. Verebelyi  52     President, Terex Earthmoving

    Eric I Cohen         41     Senior Vice President, Secretary and
                                General Counsel

    Joseph F. Apuzzo     44     Chief Financial Officer

    Brian J. Henry       41     Vice President, Finance and Business
                                Development

    Name                 Age    Positions and Offices with Company
    ----                 ---    ----------------------------------

    Steven E. Hooper     46     Vice President, Human Resources

    Jack Lascar          45     Vice President, Investor Relations and
                                   Corporate Communications

     For information regarding Mr. DeFeo, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

     Filip Filipov was named President of Terex Lifting on November 1, 1998, and has served as President and CEO of Terex Cranes since March 1995. Mr. Filipov served as President and CEO of the Company's Koehring division from 1993 to 1995, and was managing director of Clark Material Handling Company in Germany. Prior to joining the Company, Mr. Filipov served as divisional president of Tenneco, Inc., and was Vice President, Construction Equipment Europe at J.I. Case Co. from 1988 to 1992.

     Ernest R. Verebelyi became President of Terex Earthmoving on October 22, 1998. Before joining the Company, Mr. Verebelyi served as Executive Vice President, Operations of General Signal Corporation. From 1991 to 1996, Mr.
Verebelyi worked for Emerson Electric Company in St. Louis in various capacities, the last being Executive Vice President. Prior to 1991, Mr. Verebelyi spent six years with Hussmann Corporation and 14 years with General Electric in various positions of responsibility.

     Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP since January 1992 and an associate attorney with that firm from 1983 to 1992.

     Joseph F. Apuzzo was appointed Chief Financial Officer of the Company on October 21, 1999. Mr. Apuzzo previously held the positions of Vice President-Corporate Finance, Vice President-Finance and Controller, and Vice President, Corporate Controller since joining the Company on October 9, 1995. Mr. Apuzzo was Vice President of Corporate Finance at D'Arcy Masius Benton & Bowles, Inc. from September 1994 until October 1995. Mr. Apuzzo was employed by Price Waterhouse LLP in various capacities from 1983 until September 1994.

     Brian J. Henry was appointed Vice President, Finance and Business Development on June 1, 1998. Mr. Henry previously held the positions of Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company's Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. He was employed by KCS from 1990 until 1993.

     Steven E. Hooper was appointed Vice President, Human Resources of the Company on September 15, 1995, after serving as Director of Human Resources of the Company since January 1994. He was previously a Human Resources Director at AlliedSignal Aerospace from October 1992 to December 1993. Prior to October 1992, Mr. Hooper was with Tenneco, Inc. for eight years in various senior level human resources positions.

     Jack Lascar became Vice President, Investor Relations and Corporate Communications of the Company on May 18, 1998. Prior to joining the Company, Mr. Lascar was employed at Tenneco, Inc. for 17 years in various positions in the areas of investor relations and business development. Mr. Lascar served as its Vice President of Investor Relations from June 1994 to September 1997 and most recently served as its Vice President of Business Development for Central and Eastern Europe.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its five other highest paid executive officers who had 1999 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers").


                           Summary Compensation Table

-----------------------------------------------------------------------------------------------------------------------
                                               Annual Compensation               Long-Term Compensation
                                       -------------------------------------
                                                                                --------------------------
                                                                                         Awards
                                                                                --------------------------

                                                                   Other         Restricted    Securities    All Other
                                                                  Annual            Stock      Underlying     Compen-
          Name and                     Salary        Bonus        Compen-          Awards       Options/      Sation
     Principal Position         Year     ($)          ($)       sation ($)(1)      ($)(2)       SARS (#)      ($)(3)
     ------------------         ----   -------    ------------ --------------   -----------    ---------    ----------

Ronald M. DeFeo                1999    $600,000   $1,200,000     $  81,000          $-0-        100,000        $11,612
  Chairman,  President, Chief  1998     481,249      918,750        34,800           -0-         25,000         18,361
  Executive Officer and        1997     418,750      637,500        40,800           -0-         25,000         13,605
  Chief  Operating  Officer





Filip Filipov                  1999     360,000      375,000(4)     79,125     1,130,000            -0-         93,444(5)
  President,                   1998     314,583      490,000        42,100       140,000 (6)     50,000        131,658
  Terex Lifting                1997     300,000      350,000        17,000           -0-            -0-         31,582




Ernest R. Verebelyi            1999     323,750      475,000        26,353       988,750            -0-         22,006
  President,                   1998      60,948       75,000           -0-       147,500 (8)     30,000            557
  Terex Earthmoving (7)        1997         -0-          -0-           -0-           -0-            -0-            -0-



Eric I Cohen                   1999     230,000      200,000         5,000       706,250            -0-          6,552
  Senior Vice President,       1998     210,000      145,000           600       232,188 (10)    20,000        203,178
  Secretary and General        1997         -0-          -0-           -0-           -0-            -0-            -0-
  Counsel (9)




Brian J. Henry                 1999     200,000      200,000         6,187       706,250            -0-          7,260
  Vice President, Finance      1998     184,999      165,000         8,437       247,750 (11)    24,000          7,367
  and Business Development     1997     166,667      135,000         1,875           -0-          5,000          6,936




Joseph F. Apuzzo               1999     220,000      175,000         3,750       706,250            -0-          6,575
 Chief Financial Officer       1998     175,999      150,000         8,250       282,750 (11)    24,000          8,183
                               1997     160,000      132,000           250           -0-          5,000         67,912



----------------------

(1) Other Annual Compensation represents the Company's matching contribution to a deferred compensation plan, which matching contribution is made in Common Stock.

(2) On September 9, 1999, grants of Restricted Stock were made under the Terex Corporation 1996 Long-Term Incentive Plan (the "1996 Plan") to Mr. Filipov (40,000 shares), Mr. Verebelyi (35,000 shares), Mr. Cohen (25,000 shares), Mr. Henry (25,000 shares) and Mr. Apuzzo (25,000 shares). The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above for 1999 is based on the closing stock price on the NYSE of the Common Stock of $28.25 per share on September 9, 1999. The value of such Restricted Stock as of December 31, 1999, based on a closing stock price on the NYSE of Common Stock of $27.75 per share, was $1,110,000 for Mr. Filipov, $971,250 for Mr. Verebelyi, $693,750 for Mr. Cohen, $693,750 for Mr. Henry and $693,750 for Mr. Apuzzo.

                                         (footnotes continued on following page)

(footnotes continued from preceding page)

     With respect to each grant of Restricted Stock made to Named Executive Officers on September 9, 1999, vesting is as follows: one half of the shares of Restricted Stock awarded in each such grant vests in equal quarterly increments on each of the first four anniversaries of September 9, 1999; one quarter of the shares of Restricted Stock awarded in each such grant vests if and when the closing stock price on the NYSE of the Common Stock equals or exceeds $45.00; and one quarter of the shares of Restricted Stock awarded in each such grant vests if and when the closing stock price on the NYSE of the Common Stock equals or exceeds $50.00; provided, that if the $45.00 and $50.00 vesting events both occur in the same calendar year, only one grant will vest at such time and the other grant will vest on January 1 of the following year. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(3)  The amounts shown for 1999 include:
     (a) Company matching contributions to a defined contribution plan ($4,800 for each of Mr. DeFeo, Mr. Filipov, Mr. Verebelyi, Mr. Cohen, Mr. Henry and Mr. Apuzzo);
     (b) Company contributions to an employee stock purchase plan ($1,800 for Mr. DeFeo, $206 for Mr. Filipov, $11,707 for Mr. Verebelyi, $180 for Mr. Cohen, $720 for Mr. Henry and $360 for Mr. Apuzzo); and
     (c) Premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers ($5,012 for Mr. DeFeo, $4,938 for Mr. Filipov, $5,499 for Mr. Verebelyi, $1,572 for Mr. Cohen, $1,740 for Mr. Henry and $1,415 for Mr. Apuzzo).

(4) Includes a one-time special assignment bonus of $50,000 for Mr. Filipov's efforts in connection with the integration of Cedarapids, Inc. into the Company.

(5) In addition to the amounts described in footnote (2), the amount shown for 1999 for Mr. Filipov also includes a $60,000 contribution by the Company to a deferred compensation plan and a $23,500 contribution by the Company to an employee pension plan.

(6) As part of Mr. Filipov's long-term incentive compensation, on October 8, 1998, Mr. Filipov was granted 10,000 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Filipov set forth in the table above for 1998 is based on the closing stock price on the NYSE of Common Stock of $14.00 per share as of October 8, 1998, the date of the grant. The value of such Restricted Stock as of December 31, 1999, based on a closing stock price on the NYSE of Common Stock of $27.75 per share is $277,500. The shares of stock awarded to Mr. Filipov for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of October 8, 1998. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Filipov, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate paid to all stockholders.

(7)  Mr. Verebelyi commenced employment with the Company on October 22, 1998.

(8) As part of Mr. Verebelyi's long-term incentive compensation, on October 14, 1998, Mr. Verebelyi was granted 10,000 shares of Restricted Stock under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Verebelyi set forth in the table above for 1998 is based on the closing stock price on the NYSE of the Common Stock of $14.75 per share on October 14, 1998. The value of such Restricted Stock as of December 31, 1999, based on a closing stock price on the NYSE of Common Stock of $27.75 per share is $277,500. The shares of Restricted Stock awarded to Mr. Verebelyi for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of October 14, 1998. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Verebelyi, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(9)  Mr. Cohen commenced employment with the Company on January 1, 1998.

(10) As part of Mr. Cohen's long-term incentive compensation, on January 1, 1998, Mr. Cohen was granted 7,500 shares of Restricted Stock, and on October 8, 1998, Mr. Cohen was granted 5,000 shares of Restricted Stock, both under the Company's 1996 Plan. The value of the Restricted Stock granted on January 1, 1998 is based on the closing stock price on the NYSE of the Common Stock of $21.625 as of January 2, 1998. The value of the Restricted Stock granted on October 8, 1998 is based on the closing stock price on the NYSE of the Common Stock of $14.00 as of October 8, 1998. The value of such Restricted Stock as of December 31, 1999, based on a closing stock price on the NYSE of Common Stock of $27.75 per share is $346,875. The shares of Restricted Stock awarded to Mr. Cohen for 1998


                                         (footnotes continued on following page)

(footnotes continued from preceding page)

     become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of January 1, 1998 and October 8, 1998, respectively. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Cohen, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(11) As part of the long-term incentive compensation of Mr. Henry and Mr. Apuzzo, on May 8, 1998, Mr. Henry and Mr. Apuzzo were each granted 6,000 shares of Restricted Stock, and on October 8, 1998, Mr. Henry was granted 5,000 shares of Restricted Stock and Mr. Apuzzo was granted 7,500 shares of Restricted Stock, all under the Company's 1996 Plan. The value of the Restricted Stock granted to Mr. Henry and Mr. Apuzzo set forth in the table above for 1998 is based on the closing stock price on the NYSE of the Common Stock of $29.625 and $14.00 per share on May 8, 1998 and October 8, 1998, respectively. The value of such Restricted Stock as of December 31, 1999, based on a closing stock price on the NYSE of Common Stock of $27.75 per share is $305,250 for Mr. Henry and $374,625 for Mr. Apuzzo. The shares of Restricted Stock awarded to Mr. Henry and Mr. Apuzzo for 1998 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of May 8, 1998 and October 8, 1998, respectively. However, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Henry or Mr. Apuzzo, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.


Stock Option Grants in 1999

         The following table sets forth information on grants of stock options during 1999 to the Named Executive Officers. The number of stock options granted to the Named Executive Officers during 1999 is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs." The exercise price of the options equaled or exceeded the fair market price of the Common Stock at the time of the grant.


                         Stock Option/SAR Grants in 1999

                                Individual Grants
                       ---------------------------------------------------------------------------------------------
                         Number of
                         Securities       % of Total                                    Potential Realizable Value
                         Underlying    Options Granted    Exercise or                   at Assumed Annual Rates of
                          Options      to Employees in     Base Price     Expiration     Stock Price Appreciation
        Name             Granted(#)      Fiscal Year        ($/Sh)           Date              for Option Term
        ----             ----------      -----------        ------           ----              ---------------
                                                                                           5%($)         10%($)
Ronald M. DeFeo         100,000 (1)         49.4%           $25.375        2/24/2009    $1,595,820     $4,044,121

Filip Filipov              - 0 -            - 0 -            - 0 -          - 0 -         - 0 -         - 0 -

Ernest R. Verebelyi        - 0 -            - 0 -            - 0 -          - 0 -         - 0 -         - 0 -

Eric I Cohen               - 0 -            - 0 -            - 0 -          - 0 -         - 0 -         - 0 -

Brian J. Henry             - 0 -            - 0 -            - 0 -          - 0 -         - 0 -         - 0 -

Joseph F. Apuzzo           - 0 -            - 0 -            - 0 -          - 0 -         - 0 -         - 0 -



------------------

(1) These options were granted under the 1996 Plan. Of these options, 40,000 are "incentive stock options" that vest in equal one-quarter installments on the anniversary date of the grant over a four-year period, and 60,000 are "non-qualified stock options" that vest in equal one-third installments on the third, fourth and fifth anniversaries of the grant date.

Aggregated Option Exercises in 1999 and Year-End Option Values

         The table below summarizes options exercised during 1999 and year-end option values of the Named Executive Officers listed in the Summary Compensation Table.

                          Aggregated Option Exercises in 1999 and Year-End Option Values

                                                            Number of Securities      Value of Unexercised
                                                            Underlying Unexercised    In-the-Money Options
                                                            Options at Year-End (#)     at Year-End ($) (1)
                                                            -----------------------   ----------------------
                             Shares
                             Acquired on     Value Realized
       Name                  Exercise (#)          ($)      Exercisable/Unexercisable Exercisable/Unexercisable
       ----                  ------------    -------------- ------------------------- -------------------------

     Ronald M. DeFeo             17,554         $413,865          85,747/148,000        $1,469,929/$611,875

     Filip Filipov                - 0 -            - 0 -           67,500/37,500        $1,284,637/$257,812

     Ernest R. Verebelyi          5,000          $53,906                0/15,000                $0/$195,000

     Eric I Cohen                 - 0 -            - 0 -            5,000/15,000           $59,219/$177,656

     Brian J. Henry               2,500          $61,876            8,500/20,500           $90,937/$194,062

     Joseph F. Apuzzo             - 0 -            - 0 -           17,250/21,750          $284,687/$220,312

----------------------

(1) Based on the closing price of the Company's Common Stock on the NYSE on December 31, 1999 of $27.75.


Long-Term Incentive Plan Awards in 1999

         The following table provides information concerning long-term compensation awards made during 1999 under the Terex Corporation 1999 Long-Term Incentive Plan ("LTIP") to the Named Executive Officers listed in the Summary Compensation Table.





                   Long-Term Incentive Plan--Awards in 1999

                                                             Estimated Future
                                                                  Payouts
                                                              Under Non-Stock
                                                             Price-Based Plans
                                                             ------------------
                                             Performance
                       Number of Shares,    Or Other Period
                         Units or Other         Until
                             Rights         Maturation or         Maximum
        Name                 (#)(1)            Payout           ($)(2), (3)
        ----                 ------         --------------      -----------


Ronald M. DeFeo              180,000           5 years          $18,000,000

Filip Filipov                 60,000           5 years            6,000,000

Ernest R. Verebelyi           45,000           5 years            4,500,000

Eric I Cohen                  20,000           5 years            2,000,000

Brian J. Henry                20,000           5 years            2,000,000

Joseph F. Apuzzo              25,000           5 years            2,500,000

------------------

(1) Units of participation under the LTIP were granted on May 12, 1999 and vest fully on December 31, 2003. A unit's incremental value is calculated for each year of its term, and these incremental values are cumulated to obtain the unit's cumulative value upon maturity, which is capped at $100. Incremental unit value is determined annually by calculating the product of
     (a) the closing price of a share of Common Stock at the close of the year prior to the date of grant (for awards made in 1999, $28.5625) multiplied by (b) 85% of the percentage by which earnings per share for such year exceeds earnings per share for the year prior to the date of grant. If earnings per share for any year are not at least 105% of the prior year's earnings per share, then no incremental unit value is accumulated for such year.
(2) The maximum cumulative value of a unit of participation under the LTIP is $100.
(3) No amounts are shown as "target" or "threshold" future payments because no such payment levels are set or contemplated under the LTIP.

Pension Plans

     The Company maintains eight defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company or its subsidiaries. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. In addition, certain of the Company's foreign subsidiaries maintain defined benefit pension plans for their employees and/or executives.

     Mr. DeFeo and Mr. Filipov participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Retirement Plan"). None of the other Named Executive Officers participate in the Retirement Plan. Participation in the Retirement Plan was frozen as of May 7, 1993.

     Participants with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo and Mr. Filipov, will be credited with service following such date. However, participants not currently fully vested, including Mr. DeFeo and Mr. Filipov, will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $4,503 for Mr. DeFeo and $259 for Mr. Filipov (assuming full vesting).

     Mr. Filipov also participates in a pension plan maintained by PPM S.A., one of the Company's foreign subsidiaries, which provides a pension benefit to employee participants based primarily on amounts contributed. To receive a benefit, employees must participate a minimum of eight years. Commencing on the later of November 2004 or Mr. Filipov's retirement, Mr. Filipov will be entitled to withdraw either annually or quarterly from this pension. At December 31, 1999, the aggregate amount in Mr. Filipov's PPM S.A. pension was $106,802.

Compensation of Directors

     Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, nonemployee directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

     The compensation program for outside directors is designed primarily to make the annual retainer for Board service payable in Common Stock or in options for Common Stock, or both, in the proportion elected by each director, to enable directors to defer receipt of their fees and to establish a Common Stock ownership objective for outside directors.

     Under the program, effective January 1, 2000, outside directors receive annually the equity equivalent of $50,000 for service as a Board member (or a prorated amount if a director's service begins other than on the first day of the year). In 1999, directors received an annual equity equivalent of $35,000. Each director elects annually, for the particular year, to receive (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently, (iii) shares of Common Stock on a deferred basis or (iv) any combination of the three preceding alternatives. The total for any year of the
(i) number of shares paid, (ii) the number of shares covered by options granted, and (iii) the number of shares deferred may not exceed 7,500 (as of January 1, 2000; in 1999, this limit was 5,000 shares) (as such number may be adjusted to take into account any change in the capital structure of the Company by reason of any stock split, stock dividend or recapitalization). If a director elects to receive shares of Common Stock currently, then 40% of this annual retainer (or $20,000) is paid in cash to offset the tax liability related to such election.

     For purposes of calculating the number of shares of Common Stock or number of options into which the fixed sum translates, Common Stock is valued at its closing price on the NYSE on the payment or grant date (the first trading day of any year or any other applicable date). In respect of options that a director elects to receive, the price of the Common Stock, determined as above, is adjusted to reflect year-to-year volatility in the market price of the Common Stock. This adjusted price is the value of the underlying option at the time of grant. For 1999 the options were valued at 25% of fair market value of Common Stock on the date of grant. Options vest immediately upon grant and have a five-year term.

     In addition, each director who serves as chairperson of a committee of the Board receives an annual retainer of $2,500, payable in cash, and each director who serves as a member of a committee (including any committee that the director chairs) receives an annual retainer of $2,500, payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service in Common Stock or cash or a combination of both.

     Board retainers and committee retainers (or portions of either) that a director elects to defer in Common Stock under the Company's Deferred Compensation Plan are credited to a Common Stock account. Any committee retainers that are deferred into the Common Stock account receive a matching 25% contribution from the Company; Board retainers that are deferred into the Common Stock account do not receive a matching contribution. Committee retainers (or portions thereof) that a director elects to defer in cash are credited to an interest-bearing account and earn interest, which is compounded annually. The current rate of interest is approximately 7.38% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director's termination of service or such earlier date as the director specifies when electing the applicable deferral.

     The Company's director compensation program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the three-year period commencing January 1, 2000, or, if later, the first three years of Board service beginning on or after January 1, 2000, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($150,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director will receive an award of 1,000 shares of Common Stock and, as an incentive to retention, a cash payment equal to 40% of the market value of the shares to defray the income tax liability related to such award.

Employment   Contracts,   Termination   of  Employment   and   Change-in-Control
Arrangements

     The Company and Ronald M. DeFeo entered into an Employment and Compensation Agreement as of January 1, 1999 (the "DeFeo Agreement"). Pursuant to the DeFeo Agreement, Mr. DeFeo's term of employment with the Company as Chief Executive Officer, reporting to the Board, extends through December 31, 2001. In the event of a Change in Control (as such term is defined in the DeFeo Agreement), Mr. DeFeo's term of employment would continue until the later of 12 months after such Change in Control or December 31, 2000.

     Under the DeFeo Agreement, Mr. DeFeo is to receive an initial annual base salary of $600,000, subject to increase by the Board, as well as annual bonuses and long-term incentive compensation during his term of employment in accordance with any plan or plans established by the Company. The Company also agrees to use its best efforts to have Mr. DeFeo elected as a member and Chairman of the Board during the term of the DeFeo Agreement.

     If Mr. DeFeo's employment with the Company is terminated by the Company without Cause, by Mr. DeFeo for Good Reason, or within one year following a Change in Control (each as defined in the DeFeo Agreement), or if the Company elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination,
(iii) continuing  insurance  coverage for up to two years from termination,  and
(iv) immediate vesting of unvested stock options and stock grants with a period of one year following termination to exercise his options. The cash portion of this payment is spread over a 13-month period following the date of termination, except in the case of a Change in Control, in which event the cash portion is to be paid in a lump sum.

     The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter. The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 12 months thereafter.

     The Company and Filip Filipov entered into a Contract of Employment as of September 1, 1999 (the "Filipov Agreement"). The term of the Filipov Agreement runs through August 31, 2004. Pursuant to the Filipov Agreement, Mr. Filipov agrees to continue managing the Company's lifting business and to take on other special assignments from time to time. The Filipov Agreement provides for an annual salary of $360,000 for Mr. Filipov, eligibility for stock option grants and restricted stock awards and a performance bonus scheme with a target of 75% of base compensation. As part of the Filipov Agreement, Mr. Filipov agrees not to compete with the business of the Company through August 31, 2004. The Filipov Agreement contains certain provisions requiring Mr. Filipov to keep certain information of the Company confidential during his employment and thereafter.

     Mr. Filipov or the Company may terminate the Filipov Agreement on two years' notice, and Mr. Filipov also may be terminated by the Company at any time for cause. In addition, Mr. Filipov has the right under the Filipov Agreement to continue his service to the Company on a part-time consulting basis for a period of 36 months following notice to the Company. Mr. Filipov would receive 60% of his base salary as consideration for such services and would be allowed to receive and contribute to certain Company benefits.

     The Company has agreed with Ernest Verebelyi that in the event of a termination of his employment after a change in ownership of the Company, the Company will provide for a continuance of his base salary for a period of 18 months, and in the event of a termination of his employment without cause, the Company will provide for a continuance of his base salary for a period of 12 months.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board, recommending compensation for executive officers, including the Named Executive Officers, during 1999 consisted of G. Chris Andersen, William H. Fike and David A. Sachs. There are no Compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

      Executive Compensation Philosophy
      ---------------------------------

     The objectives of the Company's executive compensation program are to (i) attract and retain executives with the skills critical to the long-term success of the Company, (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value and (iii) link a significant portion of compensation to appreciation in the price of the Company's stock, so as to align the interests of the executive officers with those of the stockholders.

     To meet these objectives, the total compensation program is designed to be competitive with the programs of other corporations of comparable revenue size in industries with which the Company competes for customers and executives and to be fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined value of these factors to the Company's long-term performance and growth.

      Executive Compensation Program
      ------------------------------

     Each year the Compensation Committee (the "Committee"), which is comprised entirely of outside directors, determines the compensation arrangements for the Company's executive officers, including the individuals whose compensation is detailed in this Proxy Statement. The executive compensation program has three principal components: salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

      Salary
      ------

     Salary is determined by evaluating the responsibilities of the position held, the individual's past experience, current performance and the competitive marketplace for executive talent. Salary ranges for the Company's executive officers compare to salary ranges of executives at companies of similar size, as reported in data available to the Committee.

      Annual Bonus
      ------------

     In addition to salary, each executive officer is eligible for an annual bonus under the Company's general executive bonus plan. As discussed below, the bonus of the Chief Executive Officer (the "CEO") is determined under a different plan. Bonuses are paid for attainment of (i) Company operating profit and cash flow goals established annually and (ii) specific performance goals established for each executive officer at the beginning of each year. The Committee believes that bonuses paid to these individuals, including those whose compensation is reported in the Summary Compensation Table, reflect the level of achievement of Company goals and individual performance goals during 1999.

      Long-Term Incentive Compensation
      --------------------------------

     The purpose of long-term awards, currently in the form of stock options, grants of Common Stock including Restricted Stock, and grants under the LTIP, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option, Common Stock and LTIP grants, the Committee bases its decision on the individual's performance and potential to improve stockholder value and on the relationship of equity and objective performance goals to the other components of the individual's compensation.

      CEO Compensation
      ----------------

     The compensation of the CEO is determined pursuant to the principles stated above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package of chief executive officers of comparable companies. In order to determine an appropriate overall level of compensation for Mr. DeFeo for 1999, the Committee retained an outside consultant and also considered information relating to comparable companies.

     In appraising the CEO's performance during 1999, the Committee noted that the Company's net sales for the year increased by 50.6%, operating profit increased by 46.1% and substantial progress was made in all segments of the business. At the same time, the CEO significantly advanced the goal of improving the Company's capital structure through the issuance of $100 million of 8-7/8% Senior Subordinated Notes (the proceeds of which were used to pay off other indebtedness and for acquisitions), the sale of 5.5 million shares of Common Stock for net proceeds to the Company of approximately $163 million and the establishment of a $450 million credit facility (used to fund the acquisitions of Powerscreen International plc and Cedarapids, Inc.). During 1999 the Company also completed seven acquisitions, including the acquisitions of Powerscreen International plc and Cedarapids, Inc. Near-term cost savings were achieved for these acquisitions, and the Company anticipates long-term opportunities for growth from these acquisitions. Also, during 1999 the Company successfully resolved long-standing issues with the Securities and Exchange Commission ("SEC") and the Internal Revenue Service ("IRS") on terms favorable to the Company and secured large contracts from Rio Tinto and Cleveland Cliffs while completing its Coal India contract on budget and ahead of schedule.

     Under the 1998 annual incentive compensation plan, which was approved by stockholders in 1998, Mr. DeFeo earned a formula bonus for 1999, based on his achievement of predetermined performance goals, reflecting quantitative business criteria, equal in amount to 150% of his salary for 1999, or $900,000. The Committee also recognized that, since becoming CEO in 1994, Mr. DeFeo has been the driving force in successfully transforming Terex and positioning the Company for the future. For all of the foregoing reasons, the Committee awarded Mr. DeFeo an additional discretionary bonus of $300,000 to recognize his special achievements for 1999, including, among other things, improvement in the Company's capital structure, completion of seven acquisitions (including the acquisitions of Powerscreen International plc and Cedarapids, Inc.), successful resolution of long-standing issues with the SEC and the IRS on terms favorable to the Company, securing of large contracts from Rio Tinto and Cleveland Cliffs, the completion of the Coal India contract on budget and ahead of schedule, significant quality initiatives with emphasis on customer satisfaction, and strengthening the Company's management team. In further recognition of Mr. DeFeo's performance, the Committee granted him an option for the purchase of 100,000 shares of Common Stock, 40,000 of these options in the form of "incentive stock options" vesting in equal one-quarter installments over a four-year period, and 60,000 of these options in the form of "non-qualified stock options" vesting in equal one-third installments on the third, fourth and fifth anniversaries of the date of grant. As further compensation for Mr. DeFeo's efforts on behalf of the Company and its stockholders, the Committee granted him 180,000 units of participation under the Company's LTIP.

      Deductibility of Executive Compensation
      ---------------------------------------

     Section 162(m) of the Internal Revenue Code ("Code") limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is "performance-based." Performance-based compensation must be based on the achievement of
preestablished,   objective   performance   goals  under  a  plan   approved  by
stockholders.

         In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction, should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company's 1998 annual incentive  compensation  plan  and  LTIP  were  submitted  to  and  approved  by stockholders  at the Company's 1998 meeting and 1999 meeting,  respectively,  so that amounts earned thereunder by certain employees will qualify as performance-based.

                                                   COMPENSATION COMMITTEE

                                                   G. CHRIS ANDERSEN
                                                   WILLIAM H. FIKE
                                                   DAVID A. SACHS


Performance Graph

     The following stock performance graph is intended to show the Company's stock performance compared with that of comparable companies. The stock performance graph shows the change in market value of $100 invested in the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's Diversified Machinery Index (the "Index") for the period commencing December 31, 1994 through December 31, 1999. The stock performance graph also shows the change in market value of $100 invested in the Company's Common Stock when compared to a "peer group" index used in the Company's proxy statement for the 1999 annual meeting of stockholders (the "Peer Group"). The cumulative total stockholder return assumes dividends are reinvested. The stockholder return shown on the graph below is not indicative of future performance.

     The "Index" consists of the following companies, which are in similar lines of business as the Company: Caterpillar, Inc., Deere & Company, Dover Corporation, Ingersoll-Rand Company, Milacron Inc., NACCO Industries, Inc., and The Timken Company. The "Peer Group" consists of the following companies:
Caterpillar, Inc., Deere & Company, Harnischfeger Industries, Inc., Ingersoll-Rand Company, JLG Industries, Inc., The Manitowoc Company and NACCO Industries, Inc. The Company is changing from use of the Peer Group to use of the Index for a number of reasons. These reasons include the Company's belief that the companies making up the Index are more comparable to the Company than those included in the Peer Group as a result of the Company's acquisitions in 1999 and resulting diversification; the fact that the majority of the companies to which the Company is comparable compare themselves to the Index, thus making the Company's comparison to the Index consistent with industry practice; and the Company's understanding that the performance of the Index, unlike that of the Peer Group, is a publicly available measurement prepared by an independent third party that stockholders may access more easily than the performance of the Peer Group. The companies in the indices are weighted by market capitalization.

 [Graphic - Graph illustrating Cumulative Total Return using the data below:
  Source Georgeson Shareholder Communications Inc.]





   -----------------------------------------------------------------------------
                               Dec-94  Dec-95  Dec-96  Dec-97  Dec-98   Dec-99

   -----------------------------------------------------------------------------
   Terex Corp.                  $100     $68    $145    $336    $408     $396
   -----------------------------------------------------------------------------
   S&P 500(R)                   $100    $138    $169    $226    $290     $351
   -----------------------------------------------------------------------------
   Old Custom Composite Index   $100    $126    $161    $213    $182     $204
   (7 Stocks)
   -----------------------------------------------------------------------------
   S&P(R)Machinery              $100    $123    $154    $203    $169     $200
   (Diversified) Index
   -----------------------------------------------------------------------------
                                Source Georgeson Shareholder Communications Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 2, 2000, Terex made a loan to Ronald M. DeFeo, the Chairman, Chief Executive Officer, President and Chief Operating Officer of the Company, in the amount of $3 million. The loan bears interest at 9% per annum and matures on March 31, 2005. The loan is full recourse to Mr. DeFeo and is secured by shares of Common Stock owned by Mr. DeFeo and by payment of amounts earned by Mr. DeFeo under the LTIP. The terms of the loan require prepayment by Mr. DeFeo of some or all of the loan's outstanding balance upon the occurrence of certain events, including Mr. DeFeo's ceasing to be employed by the Company for any reason (including death or disability), Mr. DeFeo's failing to pay any amounts due under the loan, the attainment of certain Common Stock price targets and the payment to Mr. DeFeo of amounts under the LTIP.

     On December 31, 1997, Marvin B. Rosenberg retired as Senior Vice President, Secretary and General Counsel of the Company. In connection with his retirement, the Company and Mr. Rosenberg entered into an agreement providing certain benefits to Mr. Rosenberg and the Company. Pursuant to the agreement, Mr. Rosenberg received a consulting fee of $125,000 for services provided in 1999.

The agreement also provided for a two-year consulting engagement requiring Mr. Rosenberg to make himself available to the Company to provide consulting services for a certain portion of his time. Mr. Rosenberg's consulting agreement with the Company expired at the end of 1999.

     Certain former executive officers and former and current directors of the Company, including Marvin B. Rosenberg, were named along with the Company in an investigation initiated by the SEC. This investigation was completed in 1999. Certain former executive officers and former and current directors of the Company, including Mr. Rosenberg, are named along with the Company in an ongoing private litigation initiated by Fruehauf Trailer Corporation, a former subsidiary of the Company. The Company expended approximately $304,000 for legal fees and expenses in 1999 with respect to these matters, which included the defense of Mr. Rosenberg and the former executive officers and directors of the Company. The Company is unable to separately determine the portion of these fees and expenses allocable to Mr. Rosenberg individually.

     In July and August 1999, the Company entered in a $500 million bank credit facility (the "1999 facility") with a syndicate of lenders. Ares Leveraged Investment Fund L.P. ("Ares") and Ares Leveraged Investment Fund II, L.P. ("Ares II"), affiliates of David A. Sachs, a director of the Company, participated as lenders under the 1999 facility for the amount of $14 million. Ares and Ares II also received a fee of $24,536 for participating as lenders under the 1999 facility. On March 6, 1998, the Company entered in a $500 million bank credit facility (the "1998 facility") with a syndicate of lenders. Ares participated as a lender under the 1998 facility for the amount of $15 million and received a fee of $18,750 for such participation. Ares, Ares II, and Ares III CLO Ltd., another affiliate of Mr. Sachs, currently hold approximately $35 million of the Company's debt under the 1999 facility and the 1998 facility. Participation by Ares and Ares II as lenders under the 1999 facility and by Ares under the 1998 facility was made in the ordinary course of their business and on the same terms as all other lenders under the Company's 1999 and 1998 facilities. In addition, Ares purchased $10,000,000 principal amount of the Company's 8-7/8% Series C Senior Subordinated Notes issued on March 6, 1999. The purchase by Ares of the 8-7/8% Series C Senior Subordinated Notes was made in the ordinary course of Ares' business and on the same terms as all other purchasers of such Notes.

     The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions. See "Audit Committee Report." All of the transactions with affiliates described above have been reviewed and approved by the Board and/or the Audit Committee.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 1999. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act.

     To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1999.


                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board has reviewed and discussed the Company's audited financial statements with the management of the Company. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards 61. The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP the independence of such independent accounting firm.

     Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company's fiscal year ended December 31, 1999 be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1999.

                                 AUDIT COMMITTEE

                                 DAVID A. SACHS
                                 DON DEFOSSET
                                 DR. DONALD P. JACOBS


                       PROPOSAL 2: INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements of the Company for 1999. The Board of Directors desires to continue the service of this firm for 2000. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of
PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company's independent accountants, the Board of Directors will reconsider its selection.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

     The Board of Directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as independent accountants for 2000.

                  PROPOSAL 3: APPROVAL OF THE TEREX CORPORATION
                               2000 INCENTIVE PLAN

General

     Stockholders are being asked to approve the Terex Corporation 2000 Incentive Plan (the "2000 Plan"). A copy of the 2000 Plan is attached to this Proxy Statement as Appendix B. The following description of the 2000 Plan is qualified in its entirety by reference to the 2000 Plan attached to this Proxy Statement as Appendix B.

     The purpose of the 2000 Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees of the Company and its subsidiaries and affiliates who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Common Stock. The 2000 Plan authorizes the granting of (i) options ("Options") to purchase shares of Common Stock ("Shares"), (ii) stock appreciation rights ("SARs"), (iii) stock purchase awards, (iv) restricted stock awards and (v) performance awards.

     The Board of Directors adopted the 2000 Plan on March 8, 2000, subject to stockholder approval, and directed that the 2000 Plan be submitted to the stockholders of the Company for their approval. Approval of the 2000 Plan will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting.

Common Stock Authorized

     The maximum number of Shares that may be the subject of awards under the 2000 Plan is 2,000,000. Shares covered by any unexercised portions of terminated Options, Shares forfeited by participants and Shares subject to any awards that are otherwise surrendered by a participant without receiving any payment or other benefit with respect thereto may again be subject to new awards under the 2000 Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of awards under the 2000 Plan. Shares subject to Options, or portions thereof, with respect to which SARs are exercised are not again available for the grant of awards under the 2000 Plan.

     No participant may be granted awards for more than 750,000 Shares under the 2000 Plan. The Shares to be issued or delivered under the 2000 Plan are authorized and unissued Shares, or issued Shares that have been acquired by the Company, or both. As of March 27, 2000, the closing price of a Share of Common Stock on the NYSE was $14.8125.

2000 Plan Administration

     The 2000 Plan provides that a committee (the "Plan Committee") of the Board of Directors, consisting of not fewer than two members who are non-employee directors and outside directors, shall administer the 2000 Plan. The Board may remove from, add members to, or fill vacancies in the Plan Committee. The Plan Committee is authorized, subject to the provisions of the 2000 Plan, to establish such rules and regulations as it may deem appropriate for the proper administration of the 2000 Plan. Subject to the provisions of the 2000 Plan, the Plan Committee shall have authority, in its sole discretion, to grant awards under the 2000 Plan, to interpret the provisions of the 2000 Plan and, subject to the requirements of applicable law, to prescribe, amend, and rescind rules and regulations relating to the 2000 Plan or any award thereunder as it may deem necessary or advisable. The Plan Committee may delegate to the Chairman of the Board and/or the Chief Executive Officer of the Company the right to grant awards under the 2000 Plan on such terms and conditions as the Plan Committee may from time to time establish.

Eligibility

     Officers, employees, consultants, advisors and directors of the Company or any of its subsidiaries or affiliates as the Plan Committee shall select from time to time are eligible to receive awards under the 2000 Plan. As of December 31, 1999, up to approximately 6,700 people would be eligible to participate under the terms of the 2000 Plan.

Stock Option Awards

     Options granted under the 2000 Plan may be "Incentive Stock Options" meeting requirements of Section 422 of the Code or "Non-Qualified Stock Options" that do not meet such requirements. Only employees of the Company or its subsidiaries or affiliates may receive Incentive Stock Options under the 2000 Plan.

     The Committee may grant Options to purchase Shares at a price per share not less than 100% of the fair market value of such Share on the date of grant of such Option. For so long as the Common Stock is listed on the NYSE, fair market value is the closing price of a Share on the NYSE on the trading day immediately preceding the date of the award. The exercise price of any Option granted under the 2000 Plan cannot be reduced below its original exercise price without the approval of the Company's stockholders. The term of each Option will be determined by the Plan Committee, but generally will not exceed ten years from the date of grant.

     The exercise price for Options can be paid in cash, certified check or bank check. In addition, with the consent of the Plan Committee, the exercise price can also be paid by promissory note, by delivering previously acquired Shares or through delivering irrevocable instructions to a broker to pay to the Company an amount of Shares having a fair market value equal to the exercise price.

     Options  are not  transferable  except by will or the laws of  descent  and distribution and may generally be exercised only by the participant (or his guardian or legal representative) during his or her lifetime, provided, however, that nonqualified stock options may, under certain circumstances, be transferable to family members and trusts for the benefit of the participant or his family members.

SARs

     The 2000 Plan provides that SARs may be granted in connection with the grant of Options. Each SAR must be associated with a specific Option and must be granted at the time of grant of such Option. An SAR is exercisable only to the extent the related Option is exercisable. Upon the exercise of an SAR, the recipient is entitled to receive from the Company, without the payment of any cash (except for any applicable withholding taxes), up to, but no more than, an amount in cash or Shares equal to the excess of (A) the fair market value of one Share on the date of such exercise over (B) the exercise price of any related Option, multiplied by the number of Shares in respect of which such SAR shall have been exercised. Upon the exercise of an SAR, the related Option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an Option granted in tandem with an SAR, such tandem SAR will terminate.

Stock Purchase Awards

     The 2000 Plan also permits the grant of stock purchase awards. Participants who are granted a stock purchase award are provided with a stock purchase loan made by the Company to enable them to pay the purchase price for the Shares acquired pursuant to the award. A stock purchase loan will have a term of years to be determined by the Plan Committee and may be used only for the purchase of Shares pursuant to a stock purchase award. The purchase price of Shares acquired with a stock purchase loan is the fair market value of the Shares on the date of the award. The interest rate on a stock purchase loan will be determined by the Plan Committee.

     The 2000 Plan provides that up to 100% of the stock purchase loan may be forgiven subject to such terms and conditions as the Plan Committee shall determine. A participant may prepay a stock purchase loan at any time without penalty. At the end of the stock purchase loan term, the unpaid balance of the stock purchase loan will be due and payable. Stock purchase loans will be secured by a pledge to the Company of the Shares purchased pursuant to the stock purchase award and such loans will be recourse or non-recourse to a participant, as determined from time to time by the Plan Committee.

     In the event that a participant with an outstanding stock purchase loan terminates employment with the Company because of death or disability, or in the event of a Change in Control of the Company (as defined below), the remaining unpaid balance of such loan shall be forgiven. In the event of any other termination of employment, the participant shall be required to repay the entire outstanding stock purchase loan, unless otherwise determined by the Plan Committee.

Restricted Stock Awards

     The Company may grant restricted stock awards under the 2000 Plan. Such a grant gives a participant the right to receive Shares, subject to a risk of forfeiture based upon certain conditions, such as performance standards, length of service or other criteria as the Plan Committee may determine. Until all restrictions are satisfied, lapsed or waived, the Company will maintain custody over the restricted Shares but the participant will be able to vote the Shares and will be entitled to all distributions paid with respect to the Shares, as provided by the Plan Committee. During such restrictive period, the restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution. If a participant terminates employment with the Company prior to expiration of the forfeiture period, the participant forfeits all rights to the Shares.

Performance Awards

     The Plan Committee may grant, either alone or in addition to other awards granted under the 2000 Plan, performance awards based upon a participant's job performance. Performance awards entitle the participant to receive cash, Options, SARs, stock purchase awards, restricted stock awards, or any other form of property as the Plan Committee shall determine, if such participant achieves the measures of performance or other criteria established by the Plan Committee in its absolute discretion.

     The Plan Committee may designate certain performance awards as "Qualifying Performance Awards" intended to qualify for a tax deduction under the Code. With respect to Qualifying Performance Awards, the Plan Committee shall establish targets only in terms of certain specified objective measures: Share price, earnings per Share, total shareholder return, return on equity, return on investment, cost control, working capital, cash flow management, operating income, gross or operating margins, cash flow margins, revenue growth, management development, succession planning, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net income, market share, customer satisfaction or employee satisfaction. The maximum amount of Qualifying Performance Awards that may be granted to any participant with respect to each calendar year (whether or not then vested) cannot exceed $5,000,000. Qualifying Performance Awards shall be made in a manner that satisfies Section 162(m) of the Code.

Transferability

     Generally, no unvested award under the 2000 Plan may be transferred other than by will or the laws of descent and distribution.

Termination of Employment

     Except with respect to stock purchase awards, in the event of the termination of employment of a participant for any reason (other than by reason of death, disability or Change in Control of the Company), the participant will have six months from such termination to exercise any awards vested at that time, provided, however, that in no instance may the term of an award, as so extended, exceed the maximum term of such award. Except for stock purchase awards, in the event a participant dies or is disabled while employed by the Company, any unvested awards shall immediately vest and any awards granted to such participant not previously expired or exercised shall be exercisable within one year after death or disability, unless earlier terminated pursuant to its terms, provided, however, that if the term of such award would expire by its terms within 12 months after such death or disability, the term shall be extended until 12 months after such death or disability, provided further, however, that in no instance may the term, as so extended, exceed the maximum term of such award.

Change in Control

     Except for stock purchase awards, in the event of a Change in Control of the Company, any unvested awards granted to a participant shall immediately vest and such participant shall have the unqualified right to exercise any awards which have not been previously exercised or expired within three years after such Change in Control of the Company. If the term of such awards would expire by its terms within three years after such Change in Control of the Company, the term of such awards shall be extended until three years after such Change in Control of the Company, provided further, however, that in no instance may the term of the awards, as so extended, exceed the maximum term of such awards.

     For the purposes of the 2000 Plan, a Change in Control of the Company occurs: (i) upon the sale of all or substantially all of the Company's assets;
(ii) if the Company merges or consolidates with another corporation, and as a result either the Company is not the surviving corporation or less than 51% of the outstanding voting securities of the surviving corporation are owned by the shareholders of the Company immediately prior to such merger or consolidation;
(iii) upon the liquidation or dissolution of the Company; (iv) if any person or group acquires a majority in interest (more than 50%) of the voting power of the Shares of the Company, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (which includes any new directors whose nomination for election by such Board of Directors was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company.

Amendment and Termination

     The Board of Directors may amend or modify the 2000 Plan, subject to any required stockholder approval. However, the Board may not amend the 2000 Plan to increase the number of Shares that may be the subject of awards under the 2000 Plan (other than for antidilution adjustments) without the approval of the Company's stockholders.

     The 2000 Plan will terminate by its terms and without any further action on March 8, 2010. No awards may be made after that date under the 2000 Plan, although awards outstanding under the 2000 Plan on such date will remain valid in accordance with their terms.

Antidilution Adjustments

     The number of Shares authorized to be issued under the 2000 Plan and subject to outstanding awards (and the grant or exercise price thereof) may be adjusted to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar capitalization change.

Federal Income Tax Consequences of Options

     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2000 Plan based on federal income tax laws currently in effect. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

     Non-Qualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a Non-Qualified Stock Option is granted; (ii) at the time of exercise of a Non-Qualified Stock Option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares if they are non-restricted on the date of exercise; and (iii) at the time of sale of Shares acquired pursuant to the exercise of a Non-Qualified Stock Option, any appreciation (or depreciation) in the value of the Shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. For purposes of the alternative minimum tax, however, the difference between the option price and the fair market value of the Common Stock on the date of exercise is an adjustment in computing the optionee's alternative minimum taxable income. If Shares are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disposition of the Shares is made by the optionee within two years after the date of grant or within one year after the transfer of the Shares to the optionee (such disposition, a "Disqualifying Disposition"), then upon the sale of the Shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

     If Shares acquired upon the exercise of an Incentive Stock Option are disposed of in a Disqualifying Disposition, then the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the Shares at the time of exercise (or, if less, the amount realized on the disposition of the Shares in a sale or exchange) over the option price paid for the Shares.

     Special Rules Applicable to Directors and Officers. In limited circumstances where the sale of Common Stock that is received as the result of a grant of an award could subject a director or an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the director of officer may differ from the tax consequences described above.

Tax Consequences to the Company or Subsidiary

     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, (i) such deduction is reasonable in amount, constitutes an ordinary and necessary business expense, is not subject to the $1,000,000 annual compensation limitation set forth in Section 162(m) of the Code and does not constitute an "excess parachute payment" within the meaning of
Section 280G of the Code, and (ii) any applicable withholding obligations are satisfied.

Recommendation

     The Board of Directors believes that the approval of the 2000 Plan is in the best interests of the Company and its stockholders because the 2000 Plan will enable the Company to provide competitive equity incentives to directors, officers, consultants, advisors, and employees to enhance the profitability of the Company and increase stockholder value.

The Board of Directors recommends that the stockholders vote FOR approval of the Terex Corporation 2000 Incentive Plan.


                                 OTHER BUSINESS

     The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.


                              STOCKHOLDER PROPOSALS

     All proposals of stockholders intended to be included in the proxy statement to be presented at the 2001 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 4, 2000. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

     In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, to nominate a candidate for election as a director at the Company's 2001 annual meeting, notice must be given between February 10, 2001 and March 12, 2001. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's 1999 Annual Report, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 as filed with the SEC and the Company's financial statements for that fiscal year, is being mailed to stockholders of the Company with this Proxy Statement. The Annual Report does not constitute a part of the Proxy solicitation materials. Stockholders may, without charge, obtain copies of the Company's Annual Report on Form 10-K filed with the SEC. Requests for this report should be addressed to the Company's Secretary.


STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.


                                              By Order of the Board of Directors


                                              Eric I Cohen
                                              Secretary

April 3, 2000
Westport, Connecticut

                                                                      Appendix A
                                TEREX CORPORATION
                             AUDIT COMMITTEE CHARTER

The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board") of Terex Corporation (the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities. The Audit Committee charter is intended to comply with the applicable requirements of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE").


The Audit Committee shall be responsible for overseeing the Company's financial reporting process (including the system of internal control) and monitoring the objectivity of the Company's internal and independent auditors. This includes a review of the scope and results of the independent auditors' annual examination, the internal audit activity of the Company, and other pertinent auditing and internal control matters in conjunction with management and the independent and internal auditors.

The independent auditor for the Company is ultimately accountable to the Board and Committee of the Company, and the Committee and Board have the ultimate authority and responsibility to select, replace and, where appropriate, nominate the independent auditor to be proposed for shareholder approval in any proxy statement.

The Committee is responsible for ensuring that the independent auditor submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company, and the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for recommending that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

The Committee shall be composed of at least three directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The Board may waive this requirement in the case of one of the members of the Committee, as and to the extent permitted by the SEC and the NYSE.

Each member of the Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee.

At least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment.

In meeting its responsibilities, the Committee shall:

1. Provide an avenue of communication for the internal auditors and the independent auditors with the Board of Directors.

2.   Review and update the Committee's charter annually.

3. Recommend to the Board the annual appointment of the independent auditors, subject to ratification by the stockholders of the Company.

     Approve the annual compensation for audit services performed by the independent auditors.

4. Review and concur in the appointment, reassignment, or discharge of the director of internal auditing.

5. Confirm and monitor the independence of the internal auditor and the independent auditors, including a review of management consulting services and related fees provided by the independent auditors.

6. Consider, in consultation with the independent auditors and the director of internal auditing, the annual audit scope and plan.

7. Consider and discuss with the independent auditors and the director of internal auditing the adequacy of the Company's internal accounting controls, including computerized information system controls and security.

8. Review the following items with management and the independent auditors at the completion of the annual examination and prior to issuance of the financial statements:

     a.   The Company's annual financial statements and related footnotes.

     b. The results of the independent auditors' audit of the financial statements and the report thereon.

     c. Any significant changes required in the independent auditors' audit plan.

     d. Any serious difficulties or disputes between management and the independent auditors encountered during the course of the audit.

     e. Any material weakness in internal controls and recommendations of the independent auditors and internal auditing, together with management's responses thereto.

9. Discuss with management and the independent auditors the interim financial reports of the Company filed with the SEC.

10. Meet with the director of internal auditing, the independent auditors, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

11. Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

12.  Review related party transactions.

13. The Committee shall include a report in the Company's annual proxy statement stating whether the Committee:

     a.   Reviewed  and  discussed  the  audited   financial   statements   with
          management.

     b.   Discussed  with  the  independent   auditors  the  matters   requiring
          discussion by SAS 61.

     c. Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the independent auditors their independence.

     d. Based on the above, recommended to the full Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

The Committee shall meet three to four times during the year, for the purposes described above and any other related purposes as needed.

The Committee will perform such other functions as assigned by law, the rules of the NYSE, the Company's charter or bylaws, or the Board of Directors.

                                                                     APPENDIX B

                      TEREX CORPORATION 2000 INCENTIVE PLAN

                  Terex Corporation (the "Company") hereby establishes and adopts the following 2000 Incentive Plan (the "Plan").

                                    RECITALS

                  WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who will contribute to the success of the Company and to encourage such individuals to remain as directors, officers, employees, consultants and/or advisors of the Company and its subsidiaries and affiliates by increasing their proprietary interest in the Company's growth and success.

                  WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the granting of incentive awards through grants of stock options, grants of stock appreciation rights, grants of share purchase awards, grants of restricted share awards and grants of performance awards to those individuals whose judgment, initiative and efforts are, have been or are expected to be responsible for the success of the Company.

                  NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. "Award" shall include a grant of an Option, a grant of a stock appreciation right, a grant of a Share Purchase Award, a grant of a Restricted Share Award, a grant of a Performance Award or any other award made under the terms of the Plan.

         1.2. "Cause" shall mean: (i) conviction in a court of law of, or guilty plea or no contest plea to, a felony charge or a misdemeanor charge involving moral turpitude, (ii) willful, substantial and continued failure to perform duties, (iii) willful engagement in conduct that is demonstrably and materially injurious to the Company, (iv) entry by a court or quasi-judicial governmental agency of the United States or a political subdivision thereof of an order barring an Employee from serving as an officer or director of a public company,
(v) gross negligence resulting in material economic harm to the Company, or (vi) a breach by an Employee of any agreement between such Employee and the Company. For the purposes of clauses, (ii), (iii) and (v) of this definition, no act or failure to act shall be deemed "willful" or "gross negligence" (x) if caused by a Disability or (y) unless done, or omitted to be done, not in good faith or without reasonable belief that such act or omission was in the best interest of the Company.

         1.3.     A "Change in Control of the Company" shall mean:

                    (i) the sale, assignment,  lease, transfer or conveyance (in
               one  transaction  or  a  series  of   transactions)   of  all  or
               substantially all of the Company's assets;

                    (ii) the Company shall be merged or consolidated with another corporation, and as a result of such merger or consolidation either (a) the Company is not the continuing or surviving corporation or (b) less than 51% of the outstanding voting securities of the surviving or resulting corporation shall be owned directly or indirectly in the aggregate by the shareholders of the Company immediately prior to such merger or consolidation;

                    (iii) the  liquidation  or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company;

                    (iv) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of a direct or indirect majority in interest (more than 50%) of the voting power of the Shares of the Company by way of purchase, merger or consolidation or otherwise, or

                    (v) during any period of two consecutive years,  individuals who at the beginning of such period constituted the Board of Directors of the Company (which includes any new directors whose nomination for election by such Board of Directors was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company.

         For purposes of this Section 1.3, the term "person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

         For purposes of Section 1.3, the rules of Section 318(a) of the Code and the regulations issued thereunder shall be used to determine stock ownership.

          1.4. "Code" means the Internal Revenue Code of 1986, as now or hereafter amended.

          1.5. "Committee" means the committee established pursuant to Section 4.2.

          1.6. "Directors" means the members of the Board of Directors of the Company.

          1.7. "Disability" means a Participant's inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer.

          1.8. "Employee" means all employees of the Company or of a subsidiary or affiliate of the Company participating in the Plan, including officers of the Company who are also directors of the Company.

          1.9. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          1.10. "Fair Market Value" shall have the meaning set forth in Section 10.2.

          1.11. "Non-Employee Director" is a Director who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act.

          1.12. "Option" means options to purchase Shares.

          1.13. "Outside Director" is a Director who is an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code.

          1.14. "Participant" means a person who receives an Award under the Plan.

          1.15. "Performance Awards" means cash bonuses or other Awards under the Plan, including Options, Share Purchase Awards, Restricted Share Awards and stock appreciation rights, based on performance measures.

          1.16. "Qualifying Performance Awards" means Performance Awards which the Committee intends to qualify for a tax deduction under the Code.

          1.17. "Restricted Shares" shall have the meaning set forth in Section 8.1.

          1.18. "Restricted Share Awards" means Shares subject to restrictions on their transfer, conditions of forfeitability, or any other limitations or restrictions as determined by the Committee.

          1.19. "Shares" means shares of Common Stock, par value $.01, of the Company.

          1.20.  "Share  Purchase  Awards"  shall have the  meaning set forth in
     Section 7.1.

                                    ARTICLE 2
                               PURPOSE OF THE PLAN

          2.1 Purpose. The purpose of the Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and Employees of the Company and its subsidiaries and affiliates who will contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of all stockholders of the Company through the additional incentive inherent in the ownership of the Company's Shares. Options granted under the Plan will be either "incentive stock options," intended to qualify as such under the provisions of Section 422 of the Code, or "nonqualified stock options." For purposes of the Plan, the term "subsidiary" shall mean "subsidiary corporation," as such term is defined in Section 424(f) of the Code, and "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                                    ARTICLE 3
                            SHARES SUBJECT TO AWARDS

          3.1. Number of Shares. Subject to the adjustment provisions of Section
     10.11 hereof, the maximum number of Shares that may be delivered pursuant to all Awards granted under this Plan shall be 2,000,000 Shares. This aggregate Share limit, as adjusted, shall constitute and be referred to as the "Share Limit." For purposes of this Section 3.1, the Shares that shall be counted toward the Share Limit shall include all Shares:

          (1) issued or issuable pursuant to Options that have been or may be exercised;

          (2)  issued or issuable pursuant to Share Purchase Awards; and

          (3)  issued as, or subject to issuance as, a Restricted Share Award.

          3.2. Shares Subject to Terminated Awards. The Shares covered by any unexercised portions of terminated or expired Options granted under the Plan, Shares covered by a Restricted Share Award that is forfeited as provided in the Plan and Shares subject to any Awards which are otherwise surrendered by the Participant without receiving any payment or other benefit with respect thereto may again be subject to new Awards under the Plan. In the event the exercise price of an Option is paid in whole or in part through the delivery of Shares, the number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of Awards under the Plan. Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of stock appreciation rights shall not again be available for the grant of Awards under the Plan.

          3.3. Character of Shares. Shares delivered under the Plan may be authorized and unissued Shares or Shares acquired by the Company, or both.

          3.4. Limitations on Grants to Individual Participant. Subject to adjustments pursuant to the provisions of Section 10.11 hereof, the number of Shares which may be granted hereunder to any Employee during any fiscal year under all forms of Awards shall not exceed 750,000 Shares.

                                    ARTICLE 4
                         ELIGIBILITY AND ADMINISTRATION

          4.1. Awards to Employees and Directors. (a) Participants shall consist of such key officers, employees, consultants, advisors and directors of the Company or any of its subsidiaries or affiliates as the Committee shall select from time to time, provided, however, that an Option that is intended to qualify as an "incentive stock option" may be granted only to an individual that is an Employee. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive Awards or grants under one portion of the Plan shall not require the Committee to include such Participant under other portions of the Plan.

          (b) No Option which is intended to qualify as an "incentive stock option" may be granted to any Employee who, at the time of such grant, owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), Shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its subsidiaries or affiliates, unless at the time of such grant, (i) the exercise price is fixed at not less than 110% of the Fair Market Value of the Shares subject to such Option, determined on the date of the grant, and (ii) the exercise of such Option is prohibited by its terms after the expiration of five years from the date such Option is granted.


          4.2. Administration. (a) The Plan shall be administered by a committee (the "Committee") consisting of not fewer than two Directors as designated by the Directors. The Directors may remove from, add members to, or fill vacancies in the Committee. Each member of the Committee shall be a Non-Employee Director and an Outside Director, except that if the Directors determine that (i) the Plan cannot or need not satisfy the requirements of Rule 16b-3 of the Exchange Act (such that grants of Awards are not or need not be exempt from Section 16(b) of the Exchange Act), then there may be less than two members of the Committee and the members of the Committee need not be Non-Employee Directors or (ii) they no longer want the Plan to comply with the requirements of Section 162(m) of the Code and the regulations thereunder or the Plan need not comply with such requirements, then there may be less than two members of the Committee and the members of the Committee need not be Outside Directors. The Compensation Committee of the Board of Directors of the Company shall comprise the Committee under the Plan so long as the members of the Compensation Committee meet the requirements set forth in this clause (a).

          (b) The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan. All actions of the Committee shall be taken by majority vote of its members. Subject to the requirements of Section 16(b) of the Exchange Act and
     Section 162(m) of the Code (in each case to the extent applicable), the Committee in its discretion may delegate to the Chairman of the Board and/or Chief Executive Officer of the Company the right to grant Awards under the Plan on such terms and conditions as the Committee may from time to time establish.

          (c) Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to grant Awards under the Plan, to interpret the provisions of the Plan and, subject to the requirements of applicable law, including (if applicable) Rule 16b-3 of the Exchange Act, to prescribe, amend, and rescind rules and regulations relating to the Plan or any Award thereunder as it may deem necessary or advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors and Employees, and other Plan Participants.

                                    ARTICLE 5
                                     OPTIONS

          5.1. Grant of Options. The Committee shall determine, within the limitations of the Plan, those key individuals and the Directors and Employees to whom Options are to be granted under the Plan, the number of Shares that may be purchased under each such Option and the exercise price of each such Option, and shall designate such Options at the time of the grant as either "incentive stock options" or "nonqualified stock options"; provided, however, that Options granted to Employees of an affiliate (that is not also a subsidiary) or to non-employees of the Company may only be "nonqualified stock options."

          5.2. Share Option Agreements; etc. All Options granted pursuant to the Plan (a) shall be authorized by the Committee and (b) shall be evidenced in writing by stock option agreements ("Share Option Agreements") in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan, and, with respect to any Share Option Agreement granting Options which are intended to qualify as "incentive stock options," are not inconsistent with Section 422 of the Code. Granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to the Plan may hold more than one Option granted pursuant to the Plan at the same time and may hold both "incentive stock options" and "nonqualified stock options" at the same time. To the extent that any Option does not qualify as an "incentive stock option" (whether because of its provisions, the time or manner of its exercise or otherwise) such Option or the portion thereof which does not so qualify shall constitute a separate "nonqualified stock option."

          5.3. Option Exercise Price. Subject to Section 4.1(b), the exercise price per each Share purchasable under any Option granted pursuant to the Plan shall not be less than 100% of the Fair Market Value of such Share on the date of the grant of such Option.

          5.4. Other Provisions. Options granted pursuant to this Article 5 shall be made in accordance with the terms and provisions of Article 10 hereof and any other applicable terms and provisions of the Plan.

                                    ARTICLE 6
                            STOCK APPRECIATION RIGHTS

          6.1. Grant and Exercise. Share appreciation rights may be granted in conjunction with all or part of any Option granted under the Plan provided such rights are granted at the time of the grant of such Option. A "stock appreciation right" is a right to receive cash or Shares, as provided in this Article 6, in lieu of the purchase of a Share under a related Option. A stock appreciation right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, and a stock appreciation right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until, and then only to the extent that, the exercise or termination of the related Option exceeds the number of Shares not covered by the stock appreciation right. A stock appreciation right may be exercised by the holder thereof in accordance with Section 6.2 by giving written notice thereof to the Company and surrendering the applicable portion of the related Option. Upon giving such notice and surrender, the holder shall be entitled to receive an amount determined in the manner prescribed in Section 6.2. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related stock appreciation rights have been exercised.

          6.2. Terms and Conditions. Share appreciation rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

          (a) Share appreciation rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of the Plan.

          (b) Upon the exercise of a stock appreciation right, a holder shall be entitled to receive up to, but no more than, an amount in cash or whole Shares equal to the excess of the then Fair Market Value of one Share over the exercise price per Share specified in the related Option multiplied by the number of Shares in respect of which the stock appreciation right shall have been exercised. The holder of a stock appreciation right shall specify in his written notice of exercise, whether payment shall be made in cash or in whole Shares. Each stock appreciation right may be exercised only at the time and so long as a related Option, if any, would be exercisable or as otherwise permitted by applicable law.

          (c) Upon the exercise of a stock appreciation right, the Option or part thereof to which such stock appreciation right is related shall be deemed to have been exercised for the purpose of the Share Limit.

          (d) With respect to stock appreciation rights granted in connection with an Option that is intended to be an "incentive stock option," the following shall apply: (i) no stock appreciation right shall be transferable otherwise than by will or by the laws of descent and distribution, and stock appreciation rights shall be exercisable, during the holder's lifetime, only by the holder; and (ii) stock appreciation rights granted in connection with an Option may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price at which Shares can be acquired pursuant to the Option.

                                    ARTICLE 7
                              STOCK PURCHASE AWARDS

          7.1. Grant of Share Purchase Awards. The term "Share Purchase Award" means the right to purchase Shares of the Company and to pay for such Shares through a loan made by the Company to an Employee (a "Purchase Loan") as set forth in this Article 7.

          7.2. Terms of Purchase Loans. (a) Purchase Loan. Each Purchase Loan shall be evidenced by a promissory note. The term of the Purchase Loan shall be for a period of years as determined by the Committee, and the proceeds of the Purchase Loan shall be used exclusively by the Participant for purchase of Shares from the Company at a purchase price equal to their Fair Market Value on the date of the Share Purchase Award.

          (b) Interest on Purchase Loan. A Purchase Loan shall be non-interest bearing or shall bear interest at whatever rate the Committee shall determine (but not in excess of the maximum rate permissible under applicable law), payable in a manner and at such times as the Committee shall determine. Those terms and provisions as the Committee shall determine shall be incorporated into the promissory note evidencing the Purchase Loan.

          (c) Forgiveness of Purchase Loan. Subject to Section 7.4 hereof, the Company may forgive the repayment of up to 100% of the principal amount of the Purchase Loan, subject to such terms and conditions as the Committee shall determine and set forth in the promissory note evidencing the Purchase Loan. A Participant's Purchase Loan can be prepaid at any time, and from time to time, without penalty.

          7.3. Security for Loans. (a) Stock Power and Pledge. Purchase Loans granted to Participants shall be secured by a pledge of the Shares acquired pursuant to the Share Purchase Award. Such pledge shall be evidenced by a pledge agreement (the "Pledge Agreement") containing such terms and conditions as the Committee shall determine. Purchase Loans shall be recourse or nonrecourse with respect to a Participant, as determined from time to time by the Committee. The share certificates for the Shares purchased by a Participant pursuant to a Share Purchase Award shall be issued in the Participant's name, but shall be held by the Company as security for repayment of the Participant's Purchase Loan together with a stock power executed in blank by the Participant (the execution and delivery of which by the Participant shall be a condition to the issuance of the Share Purchase Award). The Participant shall be entitled to exercise all rights applicable to such Shares, including, but not limited to, the right to vote such Shares and the right to receive dividends and other distributions made with respect to such Shares; provided, however, that any Shares distributed as a dividend or otherwise with respect to such Shares shall be subject to the same restrictions as such Shares and held by the Company as security for repayment of the Participant's Purchase Loan as provided in this Section 7.3. When the Purchase Loan and any accrued but unpaid interest thereon has been repaid or otherwise satisfied in full, the Company shall deliver to the Participant the share certificates for the Shares purchased by a Participant under the Share Purchase Award.

          (b) Release and Delivery of Share Certificates During the Term of the Purchase Loan. The Company shall release and deliver to each Participant certificates for Shares purchased by a Participant pursuant to a Share Purchase Award, in such amounts and on such terms and conditions as the Committee shall determine, which shall be set forth in the Pledge Agreement.

          (c) Release and Delivery of Share Certificates Upon Repayment of the Purchase Loan. The Company shall release and deliver to each Participant certificates for the Shares purchased by the Participant under the Share Purchase Award and then held by the Company, provided the Participant has paid or otherwise satisfied in full the balance of the Purchase Loan and any accrued but unpaid interest thereon. In the event the balance of the Purchase Loan is not repaid, forgiven or otherwise satisfied within 90 days after (i) the date repayment of the Purchase Loan is due (whether in accordance with its term, by reason of acceleration or otherwise), or (ii) such longer time as the Committee, in its discretion, shall provide for repayment or satisfaction, the Company shall retain those Shares then held by the Company in accordance with the Pledge Agreement.

          (d) Recourse Purchase Loans.  Notwithstanding Sections 7.3(a), (b) and
     (c) above, in the case of a recourse Purchase Loan, the Committee may make a Purchase Loan on such terms as it determines, including without limitation not requiring a pledge of the acquired Shares.

          7.4. Termination of Employment. (a) Termination of Employment by Death or Disability; Change in Control of the Company; Termination of Employment Without Cause. In the event of a Participant's termination of employment by reason of death or Disability, or in the event of a Change of Control of the Company, the remaining unpaid amount (principal and interest) of any outstanding Purchase Loan shall be forgiven in whole as of the date of such occurrence.

          (b) Other Termination of Employment. Subject to Section 7.4(a) above, in the event of a Participant's termination of employment for any reason, the Participant shall repay to the Company the entire balance of the Purchase Loan and any accrued but unpaid interest thereon, which amounts shall become immediately due and payable, unless otherwise determined by the Committee.

          7.5. Restrictions on Transfer. No Share Purchase Award or Shares purchased through such an Award and pledged to the Company as collateral security for the Participant's Purchase Loan (and accrued and unpaid interest thereon) may be otherwise pledged, sold, assigned or transferred (other than by will or by the laws of descent and distribution).

                                    ARTICLE 8
                             RESTRICTED STOCK AWARDS

          8.1. Restricted Share Awards. (a) Grant. A grant of Shares made pursuant to this Article 8 is referred to as a "Restricted Share Award." The Committee may grant to any Employee an amount of Shares in such manner, and subject to such terms and conditions relating to vesting, forfeitability and restrictions on delivery and transfer (whether based on performance standards, periods of service or otherwise) as the Committee shall establish (such Shares, "Restricted Shares"). The terms of any Restricted Share Award granted under this Plan shall be set forth in a written agreement (a "Restricted Share Agreement") which shall contain provisions determined by the Committee and not inconsistent with this Plan. The provisions of Restricted Share Awards need not be the same for each Participant receiving such Awards.

          (b) Issuance of Restricted Shares. As soon as practicable after the date of grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company, Shares registered in the name of the Company, as nominee for the Participant, evidencing the Restricted Shares covered by the Award; provided, however, such Shares shall be subject to forfeiture to the Company retroactive to the date of grant, if a Restricted Share Agreement delivered to the Participant by the Company with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Restricted Shares covered by Awards under this Article 8 shall be subject to the restrictions, terms and conditions contained in the Plan and the Restricted Share Agreement entered into by and between the Company and the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares shall be held in custody by the Company or its designee.

          (c) Shareholder Rights. Beginning on the date of grant of the Restricted Share Award and subject to execution of the Restricted Share Agreement as provided in Sections 8.1(a) and (b), the Participant shall become a stockholder of the Company with respect to all Shares subject to the Restricted Share Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and shall be represented by book entry and held as prescribed in
     Section 8.1(b).

          (d) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution), pledged or sold prior to lapse or release of the restrictions applicable thereto.

          (e) Delivery of Shares Upon Release of Restrictions. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of the Plan, the Company shall deliver to the Participant or, in case of the Participant's death, to the Participant's beneficiary, one or more stock certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law.

          8.2. Terms of Restricted Shares. (a) Forfeiture of Restricted Shares. Subject to Section 8.2(b), all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company as an Employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Restricted Share Agreement. The Committee in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

          (b) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article 8 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Restricted Share Agreement under appropriate circumstances (including the death, Disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

                                    ARTICLE 9
                               PERFORMANCE AWARDS

     The Committee may grant, either alone or in addition to other Awards granted under the Plan, Performance Awards to such Participants as the Committee authorizes on such terms as the Committee may from time to time establish. With respect to Qualifying Performance Awards, the Committee shall establish targets only in terms of one or more of the following objective measures: Share price, earnings per Share, total shareholder return, return on equity, return on investment, cost control, working capital, cash flow management, operating income, gross or operating margins, cash flow margins, revenue growth, management development, succession planning, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, net income, market share, customer satisfaction or employee satisfaction. If the Committee does not desire the Performance Award to qualify for a tax deduction, the measures of performance or other criteria for such Performance Awards shall be established by the Committee in its absolute discretion. Performance Awards, including Qualifying Performance Awards, may be paid in cash, by grant of

Options, Share Purchase Awards, Restricted Share Awards, stock appreciation rights or any other form of property as the Committee shall determine. Performance Awards shall entitle the Participant to receive up to a maximum of 100% of the Performance Award if the measures of performance established by the Committee are met. The Committee shall determine the times at which Performance Awards are to be made and all conditions of such awards. Performance Awards shall be subject to any applicable federal, state or local withholding tax requirements. The maximum amount of Qualifying Performance Awards that may be granted to any Participant with respect to each calendar year (whether or not then vested) cannot exceed $5,000,000. Qualifying Performance Awards shall be made in a manner that satisfies Section 162(m) of the Code.

                                   ARTICLE 10
                         GENERALLY APPLICABLE PROVISIONS

     10.1. Option Period. Subject to Section 4.1(b), the period for which an Option is exercisable shall not exceed ten years from the date such Option is granted, provided, however, in the case of an Option that is not intended to be an "incentive stock option," the Committee may prescribe a period in excess of ten years. After the Option is granted, the option period may not be reduced, subject to expiration due to termination of employment or a Change in Control of the Company.

     10.2. Fair Market Value. If the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, the "Fair Market Value" of a Share as of a specified date shall mean the per Share closing price of the Shares for the day immediately preceding the date as of which Fair Market Value is being determined (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) reported on the principal securities exchange on which the Shares are listed or admitted to trading. If the Shares are not listed or admitted to trading on any such exchange but are listed as a national market security on the NASDAQ Stock Market, Inc. ("NASDAQ"), traded in the over-the-counter market or listed or traded on any similar system then in use, the Fair Market Value of a Share shall be the last sales price for the day immediately preceding the date as of which the Fair Market Value is being determined (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) reported on such system. If the Shares are not listed or admitted to trading on any such exchange, are not listed as a national market security on NASDAQ and are not traded in the over-the-counter market or listed or traded on any similar system then in use, but are quoted on NASDAQ or any similar system then in use, the Fair Market Value of a Share shall be the average of the closing high bid and low asked quotations on such system for the Shares on the date in question. If the Shares are not publicly traded, Fair Market Value shall be determined by the Committee in its sole discretion using appropriate criteria, including without limitation the respective values of other companies comparable to the Company in terms of product lines, markets, profitability, growth rates, and other considerations. The Committee may, in its sole discretion, seek the advice of outside experts in connection with any such determination. An Option shall be considered granted on the date the Committee acts to grant the Option or such later date as the Committee shall specify.

     10.3. Exercise of Awards. Vested Awards granted under the Plan shall be exercised by the Participant thereof (or by his executors, administrators, guardian or legal representative, as provided in Sections 10.6 and 10.7) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of Shares to be purchased or stock appreciation rights to be exercised, accompanied by payment of the full purchase price for the Shares being purchased or exercise price for the stock appreciation rights being exercised. Full payment of such purchase price or exercise price shall be made at the time of exercise and shall be made (i) in cash or by certified check or bank check, (ii) with the consent of the Committee, by delivery of a promissory note in favor of the Company upon such terms and conditions as determined by the Committee, (iii) with the consent of Committee, by tendering previously acquired Shares (valued at Fair Market Value, as determined by the Committee as of the date of tender), (iv) if the Shares are traded on a national securities exchange, NASDAQ or quoted on a national quotation system sponsored by the National Association of Securities Dealers, Inc. and the Committee authorizes exercise through the delivery of irrevocable instructions to a broker, to deliver promptly to the Company an amount of Shares having a Fair Market Value equal to the purchase price, or (v) with the consent of the Committee, any combination of (i), (ii), (iii) and (iv); provided, however, that payment may not be pursuant to (iii) above unless the Participant shall have owned the Shares being tendered in payment for a period of at least six months prior to the date of exercise of the Option or stock appreciation right. In connection with a tender of previously acquired Shares pursuant to clause (iii) above, the Committee, in its sole discretion, may permit the Participant to constructively exchange Shares already owned by the Participant in lieu of actually tendering such Shares to the Company, provided that adequate documentation concerning the ownership of the Shares to be constructively tendered is furnished in form satisfactory to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Award granted hereunder be exercised for a fraction of a Share. The Company shall effect the transfer of Shares purchased pursuant to an Award as soon as practicable, and, within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.

     10.4. Non-Transferability of Awards. Except as provided in Section 10.12, no unvested Award or Award subject to a forfeiture period shall be assignable or transferable by the Participant, other than by will or the laws of descent and distribution.

     10.5. Termination of Employment. Except with respect to Share Purchase Awards covered by Section 7.4, in the event of the termination of employment of a Participant or the termination or separation from service of an advisor or consultant or a Director (who is a Participant) for any reason (other than by reason of death, Disability or Change in Control of the Company as provided below), the term of any Awards granted to such Participant under this Plan and not previously exercised or expired, to the extent vested on the date of or as a result of such termination, shall expire six (6) months after the date of such termination or separation, provided, however, that in no instance may the term of an Award, as so extended, exceed the maximum term established pursuant to
Section 4.1(b)(ii) or 10.1 above.

     10.6. Death. Except for Share Purchase Awards covered by Section 7.4, in the event a Participant dies while employed or otherwise engaged by the Company or any of its subsidiaries or affiliates or during his term as a Director of the Company or any of its subsidiaries or affiliates, as the case may be, (i) any unvested Awards granted to such Participant under the Plan shall immediately vest and (ii) any Awards granted to such Participant not previously expired or exercised shall be exercisable by the estate of such Participant or by any person who acquired such Option by bequest or inheritance, at any time within one year after the death of such Participant, unless earlier terminated pursuant to its terms, provided, however, that if the term of such Option would expire by its terms within twelve (12) months after such Participant's death, the term of such Option shall be extended until twelve (12) months after such Participant's death, provided further, however, that in no instance may the term of the Option, as so extended, exceed the maximum term established pursuant to Section 4.1(b)(ii) or 10.1 above.

     10.7. Disability. Except for Share Purchase Awards covered by Section 7.4, the event of the termination of employment of a Participant or the separation from service of a Director (who is a Participant) due to Disability, (i) any unvested Awards granted to such Participant shall immediately vest and (ii) such Participant, or his guardian or legal representative, shall have the unqualified right to exercise any Awards which have not been previously exercised or expired at any time within one year after such termination or separation, unless earlier terminated pursuant to its terms, provided, however, that if the term of such Award would expire by its terms within twelve (12) months after such termination or separation, the term of such Award shall be extended until twelve (12) months after such termination or separation, provided further, however, that in no instance may the term of the Award, as so extended, exceed the maximum term established pursuant to Section 4.1(b)(ii) or 10.1 above.

     10.8. Change in Control of the Company. Except for Share Purchase Awards covered by Section 7.4, in the event of a Change in Control of the Company, (i) any unvested Awards granted to a Participant shall immediately vest and (ii) such Participant shall have the unqualified right to exercise any Awards which have not been previously exercised or expired within three (3) years after such Change in Control of the Company, provided, however, that if the term of such Awards would expire by its terms within three (3) years after such Change in Control of the Company, the term of such Awards shall be extended until three
(3) years after such Change in Control of the Company, provided further, however, that in no instance may the term of the Awards, as so extended, exceed the maximum term established pursuant to Section 4.1(b)(ii) or 10.1 above.

     10.9. Six-Month Holding Period. Notwithstanding anything to the contrary in the Plan, each Option (or the Shares underlying the Option) granted to an individual who is subject to Section 16 of the Exchange Act, must be held by such individual for a combined period of at least six (6) months from the date the Option is granted (or until such earlier date as satisfies any legal requirement for exemption under Rule 16b-3 of the Exchange Act and as satisfies all other applicable law); provided that the sale, transfer or other disposition of any Shares underlying any such Option shall be permitted within such period to the extent the sale, transfer or other disposition is exempt under Rule 16b-3 of the Exchange Act and all other applicable law.

     10.10 Amendment and Modification of the Plan. The Board of Directors of the Company may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law or any rule of any stock exchange or quotation system on which Shares are listed or quoted; provided that the Board of Directors may not, without the approval of the Company's stockholders, (a) amend the Plan to increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 10.11) or (b) amend the exercise price of any Option granted to an amount lower than the exercise price of such Option on the date of grant. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant's consent.

     10.11. Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affects the Shares with respect to which Awards have been or may be issued under the Plan, such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and type of Shares that thereafter may be made the subject of Awards, (ii) the number and type of Shares subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding Award; provided, in each case, that with respect to "incentive stock options," no such adjustment shall be authorized to the extent that such adjustment would cause such options to violate Section 422(b) of the Code or any successor provision; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. In the event of any reorganization, merger, consolidation, split-up, spin-off, or other business combination involving the Company (each, a "Reorganization"), the Committee may cause any Award outstanding as of the effective date of the Reorganization to be canceled in consideration of a cash payment or alternate Award made to the holder of such canceled Award equal in value to the fair market value of such canceled Award. The determination of fair market value shall be made by the Committee, as the case may be, in its sole discretion.

     10.12. Other Provisions. Notwithstanding anything in this Plan to the contrary, if the Board of Directors determines that the Plan cannot, or that an Award need not, satisfy the requirements of Rule 16b-3 of the Exchange Act (such that grants of Awards are not or need not be exempt from Section 16(b) of the Exchange Act), then the Committee shall have the authority to waive or modify those provisions of the Plan which are intended to satisfy such Rule 16b-3 requirements. In addition, the Committee may allow a Participant who has been granted "nonqualified stock options" and any stock appreciation rights granted in tandem therewith to transfer any or all of such Options (along with any tandem stock appreciation rights) to a Family Member (defined below) in whole or in part and in such circumstances, and under such conditions as specified by the Committee. An Award that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the Award agreement. "Family Member" means, solely to the extent provided for in Securities Act Form S-8, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee's household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests or as otherwise defined in Securities Act Form S-8. The Company shall cooperate with a Participant's transferee and the Company's transfer agent in effectuating any transfer permitted pursuant to this Section 10.12.

                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1. Tax Withholding. The Company shall have the right to make all payments or distributions made pursuant to the Plan to a Participant (or permitted transferee) net of any applicable federal, state and local withholding taxes arising as a result of the grant of any Award, exercise of an Option or stock appreciation rights or any other event occurring pursuant to this Plan. The Company shall have the right to withhold from such Participant (or permitted transferee) such withholding taxes as may be required by law, or to otherwise require the Participant (or permitted transferee) to pay such withholding taxes. If the Participant (or permitted transferee) shall fail to make such tax payments as are required, the Company or its subsidiaries or affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant (or permitted transferee) or to take such other action as may be necessary to satisfy such withholding obligations. In satisfaction of the requirement to pay withholding taxes, the Participant (or permitted transferee) may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to the Participant (or permitted transferee) pursuant to the Plan, having an aggregate Fair Market Value equal to the withholding taxes.

     11.2. Right of Discharge Reserved. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or other individual the right to continue in the employment or service of the Company or any subsidiary or affiliate of the Company or affect any right that the Company or any subsidiary or affiliate of the Company may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or other individual at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship even if the termination is in violation of an obligation of the Company or any subsidiary or affiliate of the Company to the Employee or Director.

     11.3. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any subsidiary or affiliate of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any subsidiary or affiliate of the Company except as may be determined by the Committee or by the Directors or directors of the applicable subsidiary or affiliate of the Company.

     11.4. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

     11.5. Gender and Number; Definition of Company. In order to shorten and to improve the understandability of the Plan document by eliminating the repeated usage of such phrases as "his or her" and any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural except when otherwise indicated by the context. In addition, the term Company as used herein shall include subsidiaries and affiliates of Terex Corporation where the context makes such inclusion appropriate.

     11.6. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

     11.7. Effective Date of the Plan; Termination of the Plan. (a) The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the Shares present in person or by proxy at a duly constituted meeting of the stockholders; provided, however, that the adoption of the Plan is subject to such stockholder approval within 12 months after the date of adoption of the Plan by the Board of Directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event any Award made under and pursuant to this Plan shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect.

     (b) Awards may be granted under the Plan at any time and from time to time after the effective date of the Plan and on or prior to March 8, 2010, on which date the Plan will terminate except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect and unimpaired until they have been exercised or have terminated or expired.

     11.8. Captions. The captions in this Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

                   THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
      Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure that your shares are represented at the meeting by completing, signing and returning your proxy card below.



                         Please date, sign and mail your

                      proxy card back as soon as possible!



                         Annual Meeting of Stockholders

                                TEREX CORPORATION



                                  May 11, 2000




TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.


TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.


TO VOTE BY INTERNET

Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.




YOUR CONTROL NUMBER IS              ------------>[__________________]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF TEREX CORPORATION
                              2000 ANNUAL MEETING

     The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., local time, on May 11, 2000, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, and any adjournment or postponement thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1, FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, FOR APPROVAL OF THE TEREX CORPORATION 2000 INCENTIVE PLAN IN ITEM 3 AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITEM 4.

Please mark your votes as in this example.      [X]

    The Board of Directors recommends a vote FOR the election as directors of the named nominees and FOR Items 2 and 3.

1. ELECTION OF DIRECTORS: NOMINEES: Ronald M. DeFeo, G. Chris Andersen, Don
                                    DeFosset, William H. Fike, Dr. Donald P.
                                    Jacobs, Marvin B. Rosenberg, David A. Sachs

FOR all          WITHHOLD                    (INSTRUCTION: To withhold authority
nominees         AUTHORITY                    to vote for an individual nominee,
listed at right  to vote for all              write that nominee's name on the
                 nominees listed at right     space provided below.)
   [  ]                [  ]
                                             ___________________________________


2.    RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

        FOR            AGAINST              ABSTAIN
        [  ]             [  ]                [  ]

3.   APPROVAL OF THE TEREX CORPORATION 2000 INCENTIVE PLAN

        FOR            AGAINST              ABSTAIN
        [  ]             [  ]                [  ]

                                  PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

4. Upon such other  business as may properly come before the
meeting  or  any  adjournments  or   postponements,   hereby
revoking any proxy heretofore given.


                                     -----------------------------------------
                                                    (Stockholder's Signature)

                                     -----------------------------------------
                                                    (Stockholder's Signature)

                                     Dated ______________________________, 2000

               Please sign exactly as your name appears above and date. When signing as attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give your full title. If stock is held jointly, each owner must sign.